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                                                          EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES--
UNAUDITED(a)
Sun Company, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
- ---------------------------------------------------------------------------
                                                           For the Year
                                                    Ended December 31, 1994
                                                    -----------------------
Fixed Charges:
  Consolidated interest cost and debt expense........              $ 97
  Interest cost and debt expense of operations held
    for sale.........................................                22
  Interest allocable to rental expense(b)............                35
                                                                   ----
      Total..........................................              $154
                                                                   ====
Earnings:
  Consolidated income before provision for income
    taxes and cumulative effect of change in
    accounting principle.............................              $120
  Minority interest in net income of subsidiaries
    having fixed charges.............................                35
  Proportionate share of provision for income taxes
    of 50 percent owned but not controlled affiliated
    companies........................................                 3
  Equity in income of less than 50 percent owned but
    not controlled affiliated companies..............                (7)
  Dividends received from less than 50 percent owned
    but not controlled affiliated companies..........                 5
  Fixed charges......................................               154
  Interest capitalized...............................               (15)
  Amortization of previously capitalized interest....                31
                                                                   ----
      Total..........................................              $326
                                                                   ====
Ratio of Earnings to Fixed Charges...................              2.12
                                                                   ====
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(a) The consolidated financial statements of Sun Company, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned) except those engaged in coal and real estate operations which are subject to a plan of disposition. Coal and real estate operations are accounted for as investments in operations held for sale. (See Note 2 to the Consolidated Financial Statements in the Company's 1994 Annual Report to Shareholders.) Affiliated companies over which the Company has the ability to exercise significant influence but that are not controlled (generally 20 to 50 percent owned) are accounted for by the equity method.
(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.